                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") by and between ORIGEN FINANCIAL, INC., a Delaware corporation ("Parent"), ORIGEN FINANCIAL L.L.C., a Delaware limited liability company (the "Company") and RONALD A. KLEIN ("Executive") is made and entered into on October 8, 2003 (the "Effective Date").

                                    RECITAL:

         A. Company desires to employ Executive, and Executive desires to be employed by Company, in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

         1.       Employment.

                  (a) Company agrees to employ Executive and Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Executive shall serve as the Chief Executive Officer of Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by the Chief Executive Officer of companies in similar business and in size to Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of Company (the "Board"), which duties shall be consistent with Executive's position as set forth above. Executive will report and be subordinate to the Board. The Board will define and refine Executive's job duties and responsibilities from time to time. Executive shall also serve as the Chief Executive Officer of Parent without additional compensation therefor.

                  (b) For service as an officer and employee of Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Certificate of Incorporation of Company, as it may be amended from time to time. Company agrees that Executive will be named as an additional insured under Company's Directors' and Officers' Errors and Omissions Insurance during his employment hereunder.

         2.       Term of Employment.

                  (a) Subject to the provisions for termination provided below, the term of Executive's employment under this Agreement shall commence on the Effective Date and shall continue thereafter until the third anniversary of the Effective Date; provided however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each, unless either party notifies the other party in writing of its desire to terminate this Agreement at least ninety (90) days before the end of the term then in effect. The date that this Agreement is scheduled to expire in accordance with the foregoing sentence is referred to as the "Contract Term Date". In the event that the term of this Agreement is automatically extended pursuant to this paragraph 2(a), the Base Salary (as defined in paragraph 4(b) below) then in effect shall be increased by five percent (5%) for each successive one-year extension.

                  (b) Executive acknowledges and agrees that Executive is an "at-will" employee and that Executive's employment may be terminated, with or without cause, at the option of Executive or Company.

         3.       Devotion to Company's Business.

                  During the term of this Agreement, Executive shall devote his entire productive time, ability and attention exclusively to the business of Company and Parent and Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain or profit. The foregoing shall not be construed as preventing Executive from devoting reasonable amounts of time to various charitable and other community activities or from managing his personal investments or investing his assets in such form or manner as will not require any significant services on his part in the operation of the affairs of the businesses or entities in which such investments are made, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive's duties under this Agreement.

         4.       Compensation.

                  (a) General Statement. During the term of this Agreement, Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

                  (b) Base Compensation. As compensation for the services to be performed hereafter, Company shall pay to Executive, during his employment hereunder, an annual base salary (the "Base Salary") payable in accordance with Company's usual pay practices (and in any event no less frequently than monthly) at the rate of:

                           (i) Four Hundred Thousand Dollars ($400,000.00) for the period beginning on the Effective Date and ending on the day prior to the first anniversary of the Effective Date;

                           (ii) Four Hundred Twenty Five Thousand Dollars ($425,000.00) for the period beginning on the first anniversary of the Effective Date and ending on the day prior to the second anniversary of the Effective Date; and

                           (ii)     Four Hundred Fifty Thousand Dollars
                                    ($450,000.00) thereafter.

                  (c) Incentive Compensation. As soon as practicable after the date hereof, the Board of Parent shall prepare and adopt an appropriate executive bonus plan (the "Bonus Plan") pursuant to which Company pays annual incentive compensation to Executive (and the other executive-level employees of Company) based on the Company and Parent achieving certain performance criteria established by the Board of Parent pursuant to the Bonus Plan. Executive shall be eligible to receive an award, which may include equity in Parent, under the Bonus Plan on the terms and conditions as are set forth therein and may also be eligible to receive such other bonus as determined by the Board of Parent (collectively, "Incentive Compensation"). Company shall pay Executive a bonus in an amount not less than $344,161, no later than August 1, 2004.

                  (d) Equity Compensation. Parent has established the 2003 Equity Incentive Plan (the "Equity Incentive Plan"). Concurrently with the execution of this Agreement, Parent has granted Executive sixty thousand (60,000) restricted shares of Parent's common stock, in accordance with the terms and conditions of the Equity Incentive Plan and that certain Restricted Stock Award Agreement, of even date herewith. Executive shall be eligible to receive future option grants and/or restricted share grants as approved by Parent's Compensation Committee.

                  (f) Disability. During any period that Executive is Disabled (as defined below) (the "Disability Period"), Executive shall continue to receive his full Base Salary, Incentive Compensation and other benefits at the rate in effect for such period until his employment is terminated by Company pursuant to paragraph 7(a)(ii) hereof; provided, however, that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to Executive at or prior to the time of any such payment under disability benefit plans of Company. For purposes of this Agreement, Executive shall be deemed to be "Disabled" if he is eligible to receive disability benefits under any disability benefit plan or policy provided by Company to its employees generally or to Executive specifically (an "Company Sponsored Plan"). If Company does not provide coverage to executive under an Company Sponsored Plan, Executive shall be deemed to be "Disabled" if he is unable to perform the essential functions of his duties hereunder (with or without reasonable accommodation by Company) as a result of incapacity due to physical or mental illness.

         5.       Benefits.

                  (a) Insurance. Company shall provide to Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with Company's standard policies.

                  (b) Benefit Plans. Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of Company generally available from time to time to other executive employees of Company, Parent or their subsidiaries (the "Subsidiaries") and for which Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Executive's right and benefits under any such plan except as expressly provided herein). Executive shall also be entitled to participate in any equity incentive plan, option plan or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of Company, Parent or the Subsidiaries. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                  (c)      Annual Vacation. Executive shall be entitled to five
(5) weeks of vacation time each year without loss of compensation. Executive shall not take more than ten (10) consecutive calendar days of vacation without the prior approval of the Board. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than twenty (20) business days of accrued vacation time may be carried over at any time (the "Carry-Over Limit"). In the event that Executive has accrued and unused vacation time in excess of the Carry-Over Limit (the "Excess Vacation Time"), the Excess Vacation Time shall be paid to Executive within ten (10) days of the end of the year in which the Excess Vacation Time was earned based on the Base Salary then in effect. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time (not to exceed thirty (30) business days) shall be paid to Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination.

         6.       Reimbursement of Business Expenses.

                  Company shall reimburse Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment, business development and other expenses reasonably and necessarily incurred by Executive in connection with Company's business. Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as Company shall reasonably request.

         7.       Termination of Employment.

                  (a) This Agreement and Executive's employment hereunder may be terminated:

                           (i) by either Executive or Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;

                           (ii) by Company at any time for "cause" (as defined below) without prior notice; and

                           (iii) upon Executive's death.

                  (b) For purposes hereof, for "cause" means (i) Executive has been Disabled for a total of at least 120 days in any twelve month period,
(ii) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute cause only if it continues uncured for a period of twenty (20) days after Executive's receipt of written notice of such breach from Company), (iii) Executive's failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive's receipt of written notice of such deficiency, (iv) Executive's commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving Company, that in the reasonable good faith judgment of the Board of Parent or the Board of Company, renders Executive's continued employment harmful to Company, (v) Executive's misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports, or (vi) Executive's conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the Board of Parent or the Board of Company, adversely affects Company, Parent and/or either of its reputation or business.

         8.       Compensation Upon Termination.

                  (a) If Company terminates this Agreement pursuant to paragraph 7(a)(i) hereof or if Executive voluntarily terminates this Agreement for Good Reason (as defined below) or if this Agreement is terminated on a Contract Term Date because Company notifies Executive that this Agreement will not be renewed pursuant to paragraph 2(a), then (i) Executive shall be entitled to any unpaid Base Salary and Incentive Compensation accrued and earned by him hereunder up to and including the effective date of such termination (which shall be paid by Company to Executive within thirty (30) days after the effective date of such termination), (ii) Company shall continue to pay Executive the Base Salary at the usual intervals during the Severance Period (as defined below), but only if Executive fully complies with paragraph 9 of this Agreement, (iii) during the Severance Period, Company shall pay Executive's COBRA premiums for medical insurance benefits in effect on the date of termination (provided that the Severance Period counts against, and is not in addition to, the 18-month statutory COBRA period), but only if Executive fully complies with paragraph 9 of this Agreement, and (iv) Executive's outstanding stock options and restricted shares may be exercised, but only to the extent they were otherwise exercisable on the date of termination, within the ninety day period following termination of service, provided however, that the restricted share grant of 60,000 shares granted pursuant to Section 4(d) shall accelerate and be fully vested upon a termination without "cause". Notwithstanding any other provision of this Agreement to the contrary, (A) Company's obligations under this paragraph 8(a) shall be contingent on Executive executing and delivering to Company a general release of claims, substantially in the form attached hereto as Exhibit A, and (B) if Executive engages in full-time employment after the termination of this Agreement (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by Executive in consideration of such employment which are similar in nature to the employee benefit and welfare benefits provided by Company will relieve Company of its obligations under paragraph 8(a)(iii) to provide comparable benefits to the extent of the benefits so provided. For purposes hereof, (1) the "Severance Period" means the period commencing on the date of termination of this Agreement and ending on the first anniversary of the date of termination of this Agreement, and (2) "Good Reason" means the occurrence of any of the following events: (a) a substantial adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities or duties hereunder, (b) an involuntary reduction in Executive's Base Salary except for an across-the-board salary reduction similarly affecting all or substantially all employees, or (c) the requirement that Executive relocate to another location of Company outside a sixty (60) mile radius from the location of Executive's office as of the date hereof for a period greater than thirty (30) consecutive days.

                  (b) If Company terminates this Agreement pursuant to paragraph 7(a)(iii) hereof, (i) Executive shall be entitled to any unpaid Base Salary and Incentive Compensation accrued and earned by him hereunder up to and including the effective date of such termination (which shall be paid by Company to Executive's estate within thirty (30) days of the effective date of such termination) and (ii) Company shall continue to pay Executive's estate the Base Salary at the usual intervals for the period up to the first anniversary of the termination.

                  (c) If Executive voluntarily terminates this Agreement pursuant to paragraph 7(a)(i) for any reason other than Good Reason or Company terminates this Agreement pursuant to paragraph 7(a)(ii), (i) Executive shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid Base Salary and Incentive Compensation accrued and earned by Executive hereunder for the period up to and including the effective date of such termination, and (ii) Executive shall forfeit all unvested stock options and restricted shares awarded under the Equity Incentive Plan.

                  (d) Except as otherwise specified in this paragraph 8, Executive shall not be entitled to any other compensation or benefits upon the termination of his employment with Company for any reason whatsoever.

                  (e) Immediately upon the cessation of Executive's employment with the Company for any reason whatsoever, notwithstanding anything else to the contrary contained in this Agreement or otherwise, Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s). Upon request, at any time following the cessation of his employment for any reason, Executive shall resign from the Board if then a member.

                  (f) Notwithstanding anything to the contrary in this paragraph 8, Company's obligation to pay, and Executive's right to receive, any compensation under this paragraph 8, shall terminate upon Executive's breach of any provision of paragraph 9 hereof. In addition, Executive shall promptly forfeit any compensation received from Company under this paragraph 8 upon Executive's breach of any provision of paragraph 9 hereof.

         9.       Covenant Not To Compete and Confidentiality.

                  (a) Executive acknowledges Company's and Parent's reliance and expectation of Executive's continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Company and Parent, Executive agrees to the provisions set forth below.

                           (i) Executive shall not compete with Company or Parent, as defined in paragraph 9(a)(ii) below, for a period commencing on the Effective Date and ending upon:

                            (A) if this Agreement terminates on the Contract
                           Term Date having run its full course, the first anniversary of the termination date,

                           (B) if this Agreement is terminated by Company under paragraph 7(a)(ii) or by Executive under paragraph 7(a)(i), the later to occur of (I) the Contract Term Date or (II) one year from the date of termination, or

                           (C) if Company terminates this Agreement under paragraph 7(a)(i), the first anniversary of the termination date.

                           (ii) The phrase "shall not compete with Company or Parent" means that Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in the manufactured home finance business or any other business activity of Company or Parent in which Executive has any involvement during the term of this Agreement anywhere within the continental United States or Canada (the "Business"); provided, however, that Executive shall be permitted to make passive investments in real estate and technology, active investments in real estate and technology that do not interfere or conflict with the performance of Executive's duties or directly compete with the Business, and passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business.

                           (iii) Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company, Parent or any company owned or controlled by Company or Parent or under common control with Company, Parent or the Subsidiaries (an "Affiliate").

                           (iv) Promptly upon the termination of this Agreement for any reason, Executive (or in the event of Executive's death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.

                           (v) For a period commencing on the Effective Date and ending upon the expiration of 18 months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without "cause", then for such period as the Executive is covered by the Severance Payment, Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Company, Parent or any Affiliate any trade or business with any customer or supplier with whom Executive had any contact or association during the term of Executive's employment with Company or with any party whose identity or potential as a customer or supplier was confidential or learned by Executive during his employment by Company.

                           (vi) For a period commencing on the Effective Date and ending upon the expiration of 18 months from the termination of this Agreement for any reason, or in the event that the Executive is terminated without "cause", then for such period as the Executive is covered by the Severance Payment, Executive shall not, either directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed by Company during the term of this Agreement.

         As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Company, Parent or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the business of Company, Parent or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

                  (b) Executive agrees and understands that the remedy at law for any breach by him of this paragraph 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Executive acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 9 shall be deemed to limit Company's remedies at law or in equity for any breach by Executive of any of the provisions of this paragraph 9 which may be pursued or availed of by Company.

                  (c) Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Executive and Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and Company that such determination not bar or in any way affect the right of Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.

         10. No Conflicting Agreements. Executive represents and warrants that other than his position as an executive of Parent, he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

         11. Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive's employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees' rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the "Rules") and the following provisions: (A) a single arbitrator (the "Arbitrator"), mutually agreeable to Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the "Arbitrator" for the purposes of this paragraph 11; (C) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties;
(E) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this paragraph shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive's breach of paragraph 9 of this Agreement.

         12. Notice. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.

                  If to Company:

                           Origen Financial L.L.C.
                           27777 Franklin Road, Suite 1700
                           Southfield, Michigan 48034

                  If to Parent:

                           Origen Financial, Inc.
                           27777 Franklin Road, Suite 1700
                           Southfield, Michigan 48034
                           Attn: Board of Directors

                  If to Executive:

                           Ronald A. Klein
                           27777 Franklin Road, Suite 1700
                           Southfield, Michigan 48034

                  In all events, with a copy to:

                           Jackier, Gould, Bean, Upfal & Eizelman
                           121 West Long Lake Road, Second Floor
                           Bloomfield Hills, Michigan 48304
                           Attn: Lawrence S. Jackier

                  and to:

                           Jaffe, Raitt, Heuer & Weiss,
                             Professional Corporation
                           One Woodward Avenue, Suite 2400
                           Detroit, Michigan 48226
                           Attn: Arthur A. Weiss

         13. Indemnification. Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel selected and retained by Executive, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of Company.

         14. Cooperation in Future Matters. Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with Company's reasonable requests relating to matters that pertain to Executive's employment by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive's other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

         15.      Miscellaneous.

                  (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  (b) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. For all purposes under this Agreement, the term "Company" shall include any successor to Company's business and/or assets that assumes Company's rights and obligations under this Agreement.

                  (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (d) This Agreement sets forth the entire understanding and agreement of Executive and Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.

                  (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

                  (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

                  (h) Company will pay or reimburse Executive for all of his reasonable legal fees incurred in connection with the negotiation and execution of this Agreement.

                  (i) Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

                  (j) The provisions of paragraphs 9, 11, 13 and 14 of this Agreement shall survive the termination of this Agreement, notwithstanding anything to the contrary herein.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

                                    COMPANY:

                                    ORIGEN FINANCIAL L.L.C., a Delaware limited liability company

                                    By: /s/ Ronald A. Klein
                                       ----------------------------------------
                                    Its: CEO
                                        ---------------------------------------

                                    PARENT:

                                    ORIGEN FINANCIAL, INC., a Delaware
                                    corporation

                                    By: /s/ Ronald A. Klein
                                       ----------------------------------------
                                    Its: CEO
                                        ---------------------------------------

                                    EXECUTIVE:

                                    /s/ RONALD A. KLEIN
                                    -------------------------
                                    RONALD A. KLEIN